AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

This AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the “Agreement”) amends and restates the Investment Advisory Agreement dated March 21, 2013, made by and between Two Roads Shared Trust, a Delaware statutory trust (the “Trust”), and Superfund Advisors Inc. (the “Adviser”). This Agreement will confirm the agreement between the Trust and Adviser as follows:

1.         The Trust is an open-end investment company which has separate investment portfolios. This Agreement shall pertain to the series listed in Exhibit A of this Agreement (each referred to herein as the “Fund” or collectively as the “Funds”). The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objective and restrictions applicable to the Fund as specified in the Trust’s registration statement, as amended from time to time (the “Registration Statement”) under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act of 1933 (the “1933 Act”). Copies of the Registration Statement have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly. Pursuant to a Distribution Contract (the “Distribution Contract”), between the Trust and the Trust’s principal underwriter (the “Distributor”), the Trust has employed the Distributor to serve as principal underwriter for the shares of beneficial interest of the Trust.

2.      The Trust hereby appoints the Adviser to provide the investment advisory services specified in this Agreement and the Adviser hereby accepts such appointment.

3.        (a) The Adviser shall pay all operating expenses of each Fund, including the compensation and expenses of any employees of the Fund and any other persons rendering services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to the Fund’s current and prospective shareholders; the cost of printing or preparing stock certificates or other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares excluding expenses which the Fund is authorized to pay pursuant to Rule 12b-1 under the 1940 Act, fees and expenses of the non-interested person trustees; and all other operating expenses not specifically assumed by the Fund.

(b) The Fund shall pay all brokerage fees and commissions, taxes, borrowing costs (such as dividend expense on securities sold short and interest), fees and expenses of other investment companies in which the Fund may invest, and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trustees and officers with respect thereto. The Adviser may obtain reimbursement from the Fund, at such time or times as the Adviser shall determine in its sole discretion, for any expenses advanced by the Adviser, which the Fund is obligated to pay, and such reimbursement shall not be considered part of the Adviser’s compensation pursuant to this Agreement.

4.  (a) Subject to the supervision of the Trustees of the Trust, the Adviser will: (a) provide a program of continuous investment management for each Fund with regard to the Fund’s investment of its assets (the “Portfolio”) in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s Prospectus and statement of additional information included as part of the Registration Statement filed with the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time, copies of which shall be provided to the Adviser by the Trust; (b) make investment decisions for each Fund, including, but not limited to, the selection and management of investment sub-advisers for the Fund, in which case any of the duties of the Adviser set forth herein may be delegated to such investment sub- advisers subject to approval by the Trust’s board of trustees (“Board of Trustees”); (c) if one or more investment sub-advisers are appointed with respect to a Fund, monitor and evaluate the performance of such investment sub-advisers under their respective sub-advisory agreements in light of the investment objectives and policies of the Fund, and render to the Trustees such periodic and special reports related to such performance monitoring as the Trustees may reasonably request, and analyze and recommend changes in investment sub-advisers as the Adviser may deem appropriate; (d) place orders to purchase and sell investments for each Fund including, but not limited to, the purchase or sale of securities, swaps, financial futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Fund and consistent with the Registration Statement; and (e) provide office space, secretarial and clerical services and wire and telephone services necessary to provide the investment advisory duties set forth in this Section 4.

In performing its investment management services to the Funds under the terms of this Agreement, the Adviser will provide the Funds with ongoing investment guidance and policy direction.

The Adviser further agrees that, in performing its duties for each Fund hereunder, it will:

(a)                comply in all material respects with the applicable provisions of the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Board of Trustees provided that written copies of such procedures are provided to the Adviser;

(b)               use reasonable efforts to manage the Portfolio so that the Fund will qualify, and continue to qualify, as regulated investment companies under Subchapter M of the Code and regulations issued thereunder;

(c)                place orders pursuant to its investment determinations for the Fund in accordance with applicable policies expressed in the Fund’s Registration Statement, established through written guidelines determined by the Trust and provided to the Adviser, and in accordance with applicable legal requirements;

(d)               furnish to the Trust whatever statistical information the Trust may reasonably request with respect to the Fund’s assets of investments. In addition, the Adviser will keep the

Trust and the Trustees informed of developments that the Adviser reasonably believes will materially affect the Fund’s portfolio and shall, on the Adviser’s own initiative, furnish to the Trust from time to time whatever information the Adviser believes appropriate for this purpose;

(e)                make available to the Trust, promptly upon its request, such copies of its investment records and ledgers with respect to the Fund as may be reasonably required to assist the Trust in its compliance with applicable laws and regulations. The Adviser will furnish the Trustees with such periodic and special reports regarding the Fund as they may reasonably request;

(f)                meet periodically with the Trust’s Board of Trustees, in person or by teleconference, to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Trust;

(g)	immediately notify the Trust in the event that the Adviser or any of its affiliates:

(1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect; and

(h)   in making investment decisions for the Fund, use no material non-public information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information.

5.    The Adviser shall give the Trust the benefit of the Adviser’s best judgment and efforts in rendering services under this Agreement. The Adviser may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Adviser’s undertaking to render services under this Agreement, the Trust agrees that neither the Adviser nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Adviser’s duties, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Adviser and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Trust or the Adviser or provide a defense for any other person including persons that provide services for the Funds as described in this Agreement.

6.         In consideration of the services to be rendered by the Adviser under this Agreement, including any facilities provided and expenses paid or assumed by the Adviser, each Fund shall pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund, during the preceding month, at the annual rates provided for in Exhibit A, as such Exhibit A may be amended from time to time.

If the fees payable to the Adviser pursuant to this Section 6 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of a Fund shall be computed in the manner specified in the Fund’s Prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day a Fund is open for business or as otherwise provided in the Trust’s Prospectus.

7.      (a) This Agreement shall become effective as of the date written below, and shall become effective with respect to each Fund as of the effective date set forth in Exhibit A for that Fund, if approved by the vote of a majority of the outstanding voting securities of that Fund. The Agreement shall continue in effect with respect to each Fund for a period of two years and shall continue thereafter only so long as such continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Trust’s Board of Trustees and (ii) by the vote, cast in person at a meeting called for such purpose, of a majority of the Trust’s trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by a vote of a majority of the Trust’s entire Board of Trustees on 60 days’ written notice to the Adviser or by the Adviser on 60 days’ written notice to the Trust. This Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.         Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.          The investment management services of the Adviser to the Trust under this Agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

10.    It is understood that the names “Superfund Advisors Inc.” or “Superfund” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by the Adviser or its affiliates are the valuable property of the Adviser and its affiliates, and that the Trust and/or the Funds may use such names (or derivatives or logos) only as permitted by the Adviser.

11.     Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at Superfund Office Building, Grand

Anse, P.O. Box 1568, St. Georges, Grenada W.I., or to such other address or to such individual as shall be specified by the Adviser. Notices of any kind to be given to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to 17605 Wright Street, Suite 2, Omaha, Nebraska 68130, or to such other address or to such individual as shall be specified by the Trust.

12.              This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

13.              This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

(a)                If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(b)               The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 22nd day of December, 2015.

TWO ROADS SHARED TRUST,

On behalf of each of its series

By: /s/ Andrew Rogers

Name: Andrew Rogers

Title: President

SUPERFUND ADVISORS INC.

By: /s/ Dr. Gerhard Entzmann

Name: Dr. Gerhard Entzmann

Title: President

Amended and Restated Investment Advisory Agreement

EXHIBIT A

Two Roads Shared Trust

Superfund Advisors, LLC

Fund	Investment Advisory Fee	Effective Date
Superfund Managed Futures Strategy Fund	2.99%	June 6, 2013